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                                                                     Exhibit 4.2

                             FIRST AMENDMENT TO THE
                        PREFERRED STOCK RIGHTS AGREEMENT

         This First Amendment ("First Amendment") to the Preferred Stock Rights Agreement dated as of August 7, 2001 (the "Rights Agreement") by and between Liquid Audio, Inc. (the "Company") and Mellon Investor Services, LLC, as Rights Agent (the "Rights Agent"), is entered into and effective as of July 14, 2002. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Rights Agreement.

                                    RECITALS

         WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so directs but subject to the other provisions of Section 27, execute such supplement or amendment.

         WHEREAS, the Board of Directors has authorized this First Amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Rights Agreement as follows:

         1. Section 1(a) is hereby amended and restated in its entirety as follows:

                  (a) "Acquiring Person" shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 10% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing,
         (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and

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         without any intention of changing or influencing control of the
         Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 10% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 10% or more of the Common Shares then outstanding.

         2. Governing Law. This First Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         3. Counterparts. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed, all as of the day and year first above written.


                                                 LIQUID AUDIO, INC.
                                                 By:   /S/ GERALD KEARBY
                                                      -----------------------
                                                 Name:  Gerald Kearby
                                                 Title: Chief Executive Officer


                                                 "RIGHTS AGENT"
                                                 MELLON INVESTOR SERVICES LLC
                                                 By:   /S/ KERRI S. JONES
                                                       ------------------------
                                                 Name:  Kerri S. Jones
                                                 Title: Assistant Vice President


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